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                                                                  EXHIBIT 23(I)

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 21, 1998, with respect to the financial statements of MERCER Equipment Company in the Registration Statement (Form S-1 No. 333-45605) and the related Prospectus of United Rentals, Inc. for the registration of 7,475,000 shares of its common stock filed with the Securities and Exchange Commission. We also consent to the incorporation by reference of such report into any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in order to increase the number of shares being offered pursuant to the offering contemplated by such Prospectus.

                                          /s/ Webster, Duke & Co. PA

Charlotte, North Carolina

March 4, 1998